Exhibit 10.2

SECOND AMENDMENT TO CREDIT AGREEMENT
This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of October 30, 2015 by and among Carbonite, Inc. (the “Borrower”), the Lenders party thereto from time to time, the lenders listed on the signature pages hereto (each a “Lender” and, collectively, the “Lenders”), and Silicon Valley Bank (“svb”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). All capitalized terms used but not otherwise defined in this Amendment have the meanings ascribed to them in the Credit Agreement.
W I T N E S S E T H:
WHEREAS, the Borrower, the Lenders and the Administrative Agent are party to that certain Credit Agreement dated as of May 6, 2015, as amended by a First Amendment to Credit Agreement dated as of May 22, 2015 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”); and
WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to modify and amend certain terms and conditions of the Credit Agreement as provided herein. The Administrative Agent and the sole Lender have agreed to so amend the Credit Agreement, subject to the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the satisfaction of the conditions to effectiveness described in Section 3 hereof, the Administrative Agent, the Lenders and the Borrower agree as follows:
1.Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

2.Amendments to the Credit Agreement.

(a)Section 1.1 (Definitions-Definition of “Consolidated Free Cash Flow”) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Consolidated Free Cash Flow”: for any period of measurement, (a) Consolidated Net Income plus (i) total depreciation expense, plus (ii) total amortization expense, plus (iii) gain/loss on disposal of equipment, plus (iv) amortization (accretion) of premium (discount) on marketable securities, plus (v) provision for (reduction of) reserves on accounts receivable, plus (vi) non-cash restructuring charges, plus (vii) re-measurement of preferred stock warrant liability, plus (viii) changes in assets and liabilities, net of acquisitions (accounts receivable, prepaid expenses and other current assets, other assets, accounts payable, accrued expenses, other long-term liabilities, deferred revenue), plus (ix) stock-based compensation expense, plus (x) one-time charges related to acquisitions, restructurings, and other transactions outside of the ordinary course in an aggregate amount not to exceed $2,000,000, minus (b) Consolidated Capital Expenditures (excluding Consolidated Capital Expenditures relating to the Borrower’s headquarters facility plus any other Consolidated Capital Expenditures financed through Purchase Money Indebtedness), in each case as determined in accordance with GAAP.”
(b)Section 7.1 (Financial Covenants) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)    Consolidated Quick Ratio. Permit the Consolidated Quick Ratio, tested as at the last day of each fiscal quarter of the Borrower to be less than 1.50:1.00.
(b)    Consolidated Free Cash Flow. Achieve, measured on the last day of each fiscal quarter listed below, Consolidated Free Cash Flow of less than the following for such fiscal quarter calculated on a trailing four quarters basis:

Fiscal Quarter Ending	Minimum Consolidated Free Cash Flow
March 31, 2015	$7,500,000
June 30, 2015	$10,000,000
September 30, 2015	$6,000,000
December 31, 2015	$6,000,000
March 31, 2016	$6,000,000
June 30, 2016	$6,000,000
September 30, 2016	$6,000,000
December 31, 2016	$10,000,000
March 31, 2017	$12,500,000
June 30, 2017 and each fiscal quarter thereafter	$15,000,000”

3.Conditions Precedent to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent have been fulfilled or waived prior to or concurrently herewith, each to the satisfaction of the Administrative Agent (the date on which the following shall occur, the “Effective Date”);

(a) The Administrative Agent shall have received from the Borrower and the sole Lender duly executed original (or, if elected by the Administrative Agent, executed facsimiles followed promptly by executed originals) counterparts of this Amendment.

(b)All necessary consents and approvals to this Amendment shall have been obtained.

(c)No Default or Event of Default shall have occurred and be continuing, both before and immediately after giving effect to the execution of this Amendment.

(d)After giving effect to this Amendment, each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.

(e)The Lenders and the Administrative Agent shall have received (i) an amendment fee of $10,000 and (ii) all reasonable and documented out‑of‑pocket expenses in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto as set forth in Section 10.5 of the Credit Agreement.

4.Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders, as to itself, each of its Subsidiaries and each other Loan Party, as applicable, that:

(a)It has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby.

(b)The execution, delivery, and performance of this Amendment (i) have been duly authorized by all necessary organizational action, and (ii) do not and will not (A) violate any material Requirement of Law binding on it or its Subsidiaries, (B) violate any material Contractual Obligation of any Group Member, or (C) result in or require the creation or imposition of any Lien upon any properties or revenues of any Group Member pursuant to any material Requirement of Law or any such material Contractual Obligation (other than Liens created by the Security Documents).

(c)No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the execution, delivery and performance by it of this Amendment, other than authorizations or approvals that have been obtained or made and that are still in force and effect.

(d)This Amendment has been duly executed and delivered by it and is a legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles (whether enforcement is sought by proceedings in equity or law) or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

(e)No Default or Event of Default exists as of the date of the effectiveness of this Amendment or immediately before or immediately after giving effect to the amendments contemplated in Section 2 above.

(f)The representations and warranties set forth in this Amendment, the Credit Agreement (as amended by this Amendment), and the transactions contemplated hereby, and set forth in the other Loan Documents to which it is a party, are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties (x) relate solely to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date or (y) are qualified by materiality in the text thereof, in which case they should be true and correct in all respects).

5.Choice of Law. This Amendment and the rights and obligations of the parties under this Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

6.Counterpart Execution. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

7.Effect on Loan Documents.

(a)The Credit Agreement and each of the other Loan Documents, as amended hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect. The amendments, consents, modifications and other agreements set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, and except as expressly set forth herein, shall neither excuse any future non-compliance with the Credit Agreement or any other Loan Document, nor operate as a waiver of any Default or Event of Default.

(b)The Borrower acknowledges and agrees that neither the execution nor the delivery by the Administrative Agent or the Lenders of this Amendment shall (a) be deemed to create a course of dealing or otherwise obligate the Administrative Agent or the sole Lender to grant other modifications of the terms of the Credit Agreement under the same or similar circumstances in the future, or (b) be deemed to create an implied waiver of any right or remedy of the Administrative Agent or the Lenders with respect to any term or provision of any Loan Document (including any term or provision relating to the occurrence of a Material Adverse Effect).

(c)Upon and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(d)To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement and the Loan Documents as modified or amended hereby.

(e)This Amendment is a Loan Document.

(f)Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

8.Entire Agreement. This Amendment, and terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

9.Reaffirmation of Obligations. Each of the Loan Parties hereby restates, ratifies and reaffirms its obligations under each Loan Document to which it is a party, effective as of the date hereof and amended hereby. The Loan Parties hereby further ratify and reaffirm the validity and enforceability of all of the Liens heretofore granted, pursuant to and in connection with the Guarantee and Collateral Agreement or any other Loan Document to the Administrative Agent on behalf and for the benefit of the Lenders and the Issuing Lender, as collateral security for the obligations under the Loan Documents, in accordance with their respective terms, and acknowledges that all of such Liens, and all collateral heretofore pledged as security for such obligations, continues to be and remain collateral for such obligations from and after the date hereof.

10.Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to the benefit of their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment by their respective duly authorized officers.

BORROWER:

CARBONITE, INC.

By:	/s/ Anthony Folger
Name:	Anthony Folger
Title:	Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDERS:

SILICON VALLEY BANK,
as Administrative Agent, Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Will Deevy
Name:	Will Deevy
Title:	Vice President

Acknowledged and Agreed:

CARBONITE SECURITIES CORPORATION, as a Guarantor

By:	/s/ Anthony Folger
Name:	Anthony Folger
Title:	Chief Financial Officer